Exhibit 99.1

Dorian LPG Ltd. Declares Irregular Cash Dividend of $0.70 Per Share, Provides Market and Financial Update and Announces Third Quarter 2026 Earnings Conference Call Date

STAMFORD, Conn., January 30, 2026 -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern and ECO very large gas carriers (“VLGCs”), today announced that its Board of Directors has declared an irregular cash dividend of $0.70 per share of the Company’s common stock, returning approximately $29.9 million of capital to shareholders and will issue a news release on Thursday, February 5, 2026 prior to the market open, announcing its financial results for the third quarter ended December 31, 2025. The dividend is payable on or about February 24, 2026 to all shareholders of record as of the close of business on February 9, 2026.

The Company-provided forward booking estimate on its last earnings call reflected its bookings through that date. Market rates during November for December loadings were lower than the previous two months.  In addition, fog in the Houston Ship channel contributed to unexpected waiting time, further reducing realized rates. Some quarterly TCE revenue estimates in the investment community do not reflect subsequent market conditions.

For the quarter ended December 31, 2025, the Company anticipates an additional general and administrative expense of approximately $1.8 million, corresponding to an increase in accrual under the Company’s Annual Cash Incentive plan.

The estimated expenses included in this press release are preliminary, unaudited and subject to change.  Such estimate is based on management’s current expectations and available information and remain incomplete due to the ongoing financial closing procedures for the applicable period.  Actual results may differ.

Earnings Conference Call

A conference call to discuss the results will be held on February 5, 2026 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-800-445-7795, or for international callers, 1-785-424-1699, and requesting to be joined into the Dorian LPG call.

A live webcast of the conference call will also be available under the investor section at www.dorianlpg.com.

A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11160929. The replay will be available until February 12, 2026, at 11:59 p.m. ET.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern Very Large Gas Carriers (“VLGCs”) that transport liquefied petroleum gas globally. Our current fleet of twenty-seven modern VLGCs includes twenty ECO VLGCs, five dual-fuel ECO VLGCs, and two modern VLGCs.

Visit our website at www.dorianlpg.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Investor Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Media Contact Information

Melissa Daly

MFD Communications

melissa@mfdcommunications.com

+1 (646) 322-9192

Source: Dorian LPG Ltd.